EX-34.3
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Report of Independent Registered Public Accounting Firm

To the Board of Directors of QBE Financial Institution Risk Services, Inc.:

We have examined management's assertion, included in the accompanying Management's Assertion on Compliance with Regulation AB Servicing Criteria, that QBE First Insurance Agency, Inc. (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for QBE FIRST Integrated Product Solution (the Platform), as of December 31, 2011 and for the year then ended, excluding criteria 1122(d)(1)(i) through 1122(d)(1)(iii), 1122(d)(2)(i) through
1122(d)(2)(v), 1122(d)(2)(vii), 1122(d)(3)(i) through 1122(d)(3)(iv),
1122(d)(4)(i) through 1122(d)(4)(x),1122(d)(4)(xiv), and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform, as outlined in Exhibit A to management's assertion. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected servicing activities related to the Platform, and determining whether the Company performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that QBE First Insurance Agency, Inc. complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2011 for QBE FIRST Integrated Product Solution is fairly stated, in all material respects.

/s/PricewaterhouseCoopers LLP

February 8, 2012

PricewaterhouseCoopers LLP, 10 Tenth Street, Northwest, Suite 1400, Atlanta,GA 30309-3851
T: (678) 419 1000,F: (678) 419 1239, www.pwc.com